KOHL'S CORPORATION REPORTS OCTOBER COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - November 4, 2010 -- Kohl's Corporation (NYSE: KSS) reported today that total sales for the four-week month ended October 30, 2010 were 1.0 percent lower than the four-week month ended October 31, 2009. On a comparable store basis, October sales decreased 2.5 percent. For the quarter, total sales increased 4.1 percent and comparable store sales increased 1.8 percent. Year to date, total sales increased 7.4 percent and comparable store sales increased 4.4 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "Strong performance in the second half of the month partially offset lower sales in the first two weeks of the month due to unseasonable weather. The West region reported the strongest results for the month. The Footwear business again reported the strongest comparable store sales. Our E-Commerce business continues to report strong growth."

The Company expects third quarter earnings per diluted share of $0.57 to $0.58, consistent with the low end of its previous guidance of $0.57 - $0.63 per diluted share. Included in this guidance is an accounting correction resulting from recently identified errors in the Company's accounting for leased properties. As a result of a detailed review of its historical accounting, the Company expects to record adjustments to depreciation, interest and rent expense during the third quarter. Though the Company has not completed its review, it currently expects a correction of up to $25 million, or $0.05 per diluted share. The errors occurred over a number of years and are not material to any previously reported period.

	Fiscal Period Ended		% Change
	October 30,	October 31,	All	Comp
	2010	2009	Stores	Stores
	($ in millions)
October	$ 1,260	$ 1,273	(1.0%)	(2.5%)
Quarter	4,218	4,051	4.1	1.8
Year-to-date	12,353	11,496	7.4	4.4

The Company operates 1,089 stores in 49 states, compared to 1,059 stores at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, from 8:30 AM EDT on Thursday, November 4, until 8:30 PM EDT on Friday, November 5, 2010. The toll-free, dial-in number for the replay is (888) 642-1687 or dial (706) 645-9291. (No pass code is required.)

Third Quarter 2010 Earnings Conference Call

Kohl's Corporation will release its third quarter earnings on Thursday, November 11, 2010 at 7 AM EST. A conference call is scheduled at 8:30 AM EST. Investors will have an opportunity to listen to the third quarter earnings conference call by dialing (706) 902-0486, using Conference ID 19436600. A replay of the call will also be accessible beginning at approximately 9:30 AM EST on November 11, until midnight EST on December 11, 2010. To listen to the replay, dial (706) 645-9291, and use Conference ID 19436600.

In addition, the call will be web cast live over the Internet through the Company's web site located at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm.

To participate in the conference, register at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=60706&eventID=2807927 at least ten minutes prior to the call to download and install any necessary audio software. The web cast will be available for 30 days.

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company's targeted sales and earnings. Kohl's intends forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans," or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl's operates its 1,089 stores in 49 states with a commitment to environmental leadership. In support of the communities it serves, Kohl's has raised more than $150 million for children's initiatives nationwide through its Kohl's Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Senior Vice President - Public Relations, (262) 703-1464